United states securities and exchange commission
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.___)
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☐      Soliciting Material under Rule 14a-12
EMULEX CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION OF PROXIES AND VOTING
VOTING SECURITIES AND STOCK OWNERSHIP
PROPOSAL 1 ELECTION OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
EXECUTIVE COMPENSATION AND OTHER INFORMATION
COMPENSATION COMMITTEE REPORT
COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934
STOCKHOLDER PROPOSALS AND ADVANCE NOTICE PROCEDURES
ANNUAL REPORT TO STOCKHOLDERS
OTHER MATTERS
ANNUAL REPORT ON FORM 10-K

EMULEX CORPORATION
3333 Susan Street
Costa Mesa, California 92626
(714) 662-5600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on November 19, 2009

To the Stockholders of EMULEX CORPORATION:

You are cordially invited to attend the Annual Meeting of Stockholders of Emulex Corporation, a Delaware corporation, which will be held at Emulex Corporation, 3333 Susan Street, Costa Mesa, California, at 10:00 a.m., Pacific Time, on Thursday, November 19, 2009, to consider and act upon the following matters, all as more fully described in the accompanying proxy statement which is incorporated herein by this reference:

1. To elect a board of eight directors to serve until the next annual meeting of Emulex’s stockholders and until their successors have been elected and qualified;

2. To ratify the selection of KPMG LLP as Emulex’s independent registered public accounting firm for fiscal year 2010; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record of Emulex’s common stock at the close of business on September 21, 2009, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting.

Whether or not they expect to attend, to make sure all votes are received, stockholders are urged to vote their shares promptly by mail, telephone or internet as instructed on the enclosed proxy card or voting instruction card. Any stockholder giving a proxy has the right to revoke it at any time before it is voted.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on November 19, 2009. The proxy statement and our Annual Report on Form 10-K for the fiscal year ended June 28, 2009 are available electronically at www.proxyvote.com.

By Order of the Board of Directors

MICHAEL J. ROCKENBACH
Executive Vice President, Chief Financial Officer, Secretary and Treasurer

Costa Mesa, California
October 7, 2009

EMULEX CORPORATION
3333 Susan Street
Costa Mesa, California 92626
(714) 662-5600

PROXY STATEMENT

Approximate date proxy material first sent
to stockholders: October 7, 2009

The following information is provided in connection with the solicitation of proxies for the Annual Meeting of Stockholders of Emulex Corporation, a Delaware corporation (referred to as “we,” “us” or “Emulex”), to be held at Emulex Corporation, 3333 Susan Street, Costa Mesa, California, at 10:00 a.m., Pacific Time, on Thursday, November 19, 2009, and adjournments thereof (the “Annual Meeting”), for the purposes stated in the Notice of Annual Meeting of Stockholders preceding this proxy statement.

INFORMATION CONCERNING SOLICITATION OF PROXIES AND VOTING

Record Date and Share Ownership

Only stockholders of record on the books of Emulex at the close of business on September 21, 2009 (the “Record Date”) are entitled to notice of the Annual Meeting and to vote at the Annual Meeting. Each share of common stock is entitled to one vote with respect to the matters presented at the Annual Meeting. At the Record Date, 80,760,159 shares of Emulex’s common stock were issued and outstanding and held of record by approximately 320 stockholders. Emulex knows of no contractual arrangements which may at a subsequent date result in a change of control of Emulex.

Voting and Solicitation

Representation at the Annual Meeting by the holders of a majority of the outstanding common stock of Emulex on the Record Date, either by personal attendance or by proxy, will constitute a quorum.

A form of proxy is being furnished to stockholders herewith by Emulex on behalf of the Board of Directors. Proxies properly completed, duly submitted to and received by us before the Annual Meeting, and not revoked, will be voted and cast in accordance with the specifications given. Internet and telephonic voting is available through 8:59 p.m. (Pacific Time) on November 18, 2009.

Unless a contrary choice is specified in the proxy, the proxy will be voted:

“FOR” the election of all eight of the nominee-directors specified herein, and

“FOR” ratification of the selection of KPMG LLP as Emulex’s independent registered public accounting firm for fiscal year 2010.

It is not expected that any matters other than those referred to in this proxy statement will be brought before the Meeting. If, however, any matter not described in this proxy statement is properly presented for action at the Meeting, the persons designated as proxies will take such actions as they, in their discretion, may deem advisable. Each of the persons named as proxies is a director of Emulex and was recommended by the Nominating/Corporate Governance Committee and approved by Emulex’s Board of Directors.

Under Emulex’s Bylaws and Delaware law, shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal and has not received instructions from the beneficial owner) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Any shares not voted (whether by abstention, broker non-vote or otherwise) or voted against a nominee will have no impact in the election of directors, except to the extent that the failure to vote for an individual results in another individual receiving a larger proportion of votes. Abstentions as to the proposal regarding the ratification of the selection of KPMG LLP as Emulex’s independent registered public accounting firm will have the same effect as votes against such proposal. Broker non-votes will be treated as unvoted for purposes of determining approval of such proposal and will not be counted as votes for or against such proposal.

The New York Stock Exchange (“NYSE”) has adopted regulations that prevent brokers or other nominees that are NYSE member organizations from voting in favor of “non-routine” items unless they receive specific instructions from the beneficial owner of the shares to vote in that manner. The election of directors and the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year should be treated as routine matters. To the extent your brokerage firm votes shares on your behalf on these two proposals, your shares also will be counted as present for the purpose of determining a quorum.

The entire cost of soliciting proxies in connection with the Annual Meeting will be borne by Emulex. Emulex may pay persons holding shares in their names or the names of their nominees for the benefit of others, such as brokerage firms, banks, depositaries, and other fiduciaries, for costs incurred in forwarding soliciting materials to their beneficial owners. In that connection, Emulex has retained Broadridge Financial Solutions, Inc., Edgewood, New York, to distribute proxies and Mellon Investor Services LLC, Jersey City, New Jersey to solicit proxies. The aggregate cost of these services, excluding out-of-pocket expenses, is not expected to exceed $24,000. Emulex may also retain other firms or individuals to assist with the solicitation of proxies. Members of the management of Emulex may also solicit some stockholders in person, or by telephone, email or facsimile, following solicitation by this proxy statement, but will not be separately compensated for such solicitation services.

Revocability of Proxies

Your execution of the enclosed proxy or submitting your vote by telephone or on the internet will not affect your right as a stockholder to attend the Annual Meeting and to vote in person. Any stockholder giving a proxy has a right to revoke it at any time by either (i) a later-dated vote, in person at the Annual Meeting, via the internet, by telephone or by mail, or (ii) a written revocation sent to and received by the Secretary of Emulex prior to the Annual Meeting. If you hold shares through a bank or brokerage firm, you must contact that firm to revoke any prior voting instructions.

Householding of Annual Meeting Materials

Some banks, brokers, and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Notice of Annual Meeting and proxy statement and the 2009 Annual Report may have been sent to multiple stockholders in your household. If you would like to obtain another copy of either document, please contact our Investor Relations Department at 3333 Susan Street, Costa Mesa, California 92626, telephone (714) 662-5600. If you want to receive separate copies of the proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

VOTING SECURITIES AND STOCK OWNERSHIP

Stock Ownership of Management

The following table sets forth, as of the Record Date, information as to the beneficial ownership of our common stock by all directors, by the executive officers identified in the Summary Compensation Table (the “Named Executive Officers”), and by all our directors and executive officers as a group.

	Amount and
	Nature of
	Beneficial		Percent of
Name of Beneficial Owner	Ownership(1)		Class(2)

Fred B. Cox	431,500	(3)	*
Michael P. Downey	153,000	(4)	*
Bruce C. Edwards	255,000	(5)	*
Paul F. Folino	1,955,626	(6)	2.4%
Robert H. Goon	131,000	(7)	*
Don M. Lyle	151,000	(8)	*
Dean A. Yoost	102,000	(9)	*
James M. McCluney	931,816	(10)	1.1%
Michael J. Rockenbach	794,298	(11)	1.0%
Marshall D. Lee	298,115	(12)	*
Jeffrey W. Benck	107,130	(13)	*
All directors and executive officers as a group (12 persons)(14)	5,459,379		6.4%

(1)	This column lists voting securities, including restricted stock held by the executive officers over which they have sole voting power but no investment power. Otherwise, except as otherwise indicated and subject to applicable community property and similar laws, we assume that each named owner has the sole voting and investment power with respect to their shares (other than shares subject to options). Amount of shares beneficially owned includes shares which are subject to options that are currently, or within 60 days following the Record Date will be, exercisable.

(2)	Percent of class is based on the number of shares outstanding on the Record Date (80,760,159 shares) plus, with respect to each named person, the number of shares of common stock, if any, which the stockholder has the right to acquire within 60 days of such date. Ownership of less than one percent is indicated by an asterisk.

(3)	Consists of (i) 15,750 shares held by Mr. Cox; (ii) 84,000 shares held in an irrevocable trust with the trustees having voting and investing control; Mr. and Mrs. Cox are not trustees but are beneficiaries of this trust; (iii) 200,000 shares held by a limited liability company owned by members of Mr. Cox’s family; Mr. Cox and his wife have no ownership, beneficial or otherwise and no management or investment control in this limited liability company; (iv) 1,750 shares of restricted stock held by Mr. Cox; and (v) 130,000 shares which are subject to options held by Mr. Cox which are currently, or within 60 days following the Record Date will be, exercisable.

(4)	Consists of (i) 21,250 shares held by Mr. Downey; (ii) 1,750 shares of restricted stock held by Mr. Downey; and (iii) 130,000 shares which are subject to options held by Mr. Downey which are currently, or within 60 days following the Record Date will be, exercisable.

(5)	Consists of (i) 14,000 shares held by Mr. Edwards; (ii) 4,000 shares held in a family trust of which Mr. Edwards and his wife are co-trustees and share voting and investment power; (iii) 7,000 shares of restricted stock held by Mr. Edwards; and (iv) 230,000 shares which are subject to options held by Mr. Edwards which are currently, or within 60 days following the Record Date will be, exercisable.

(6)	Consists of (i) 55,624 shares held by a family trust of which Mr. Folino and his wife are co-trustees and share voting and investment power; (ii) 55,000 shares of restricted stock held by Mr. Folino; and

(iii) 1,845,002 shares which are subject to options held by Mr. Folino which are currently, or within 60 days following the Record Date will be, exercisable.

(7)	Consists of (i) 19,250 shares held by Mr. Goon; (ii) 1,750 shares of restricted stock held by Mr. Goon; and (iii) 110,000 shares which are subject to options held by Mr. Goon which are currently, or within 60 days following the Record Date will be, exercisable.

(8)	Consists of (i) 19,250 shares held by Mr. Lyle; (ii) 1,750 shares of restricted stock held by Mr. Lyle; and (iii) 130,000 shares which are subject to options held by Mr. Lyle which are currently, or within 60 days following the Record Date will be, exercisable.

(9)	Consists of (i) 14,000 shares held by Mr. Yoost; (ii) 1,000 shares held by Mr. Yoost and his wife; (iii) 7,000 shares of restricted stock held by Mr. Yoost; and (iv) 80,000 shares which are subject to options held by Mr. Yoost which are currently, or within 60 days following the Record Date will be, exercisable.

(10)	Consists of (i) 159,470 shares held by Mr. McCluney; (ii) 130,000 shares of restricted stock held by Mr. McCluney; and (iii) 642,346 shares which are subject to options held by Mr. McCluney which are currently, or within 60 days following the Record Date will be, exercisable.

(11)	Consists of (i) 187,505 shares held by Mr. Rockenbach; (ii) 17,460 shares held by his children; (iii) 57,000 shares of restricted stock held by Mr. Rockenbach; and (iv) 532,333 shares which are subject to options held by Mr. Rockenbach which are currently, or within 60 days following the Record Date will be, exercisable.

(12)	Consists of (i) 54,615 shares held by Mr. Lee; (ii) 53,500 shares of restricted stock held by Mr. Lee; and (iii) 190,000 shares which are subject to options held by Mr. Lee which are currently, or within 60 days following the Record Date will be, exercisable. Mr. Lee’s last day of employment with Emulex was September 25, 2009. Under Mr. Lee’s termination arrangement with us, his stock options and restricted stock continue to vest through September 24, 2010. A description of the termination arrangement can be found under the section entitled “Potential Payments Upon Termination or Change in Control.”

(13)	Consists of (i) 23,130 shares held by Mr. Benck; and (ii) 84,000 shares of restricted stock held by Mr. Benck.

(14)	Includes persons who serve as executive officers of Emulex’s principal subsidiaries.

Principal Stockholders

The following table sets forth information regarding ownership of outstanding shares of our common stock by those individuals, entities, or groups who have advised us that they own more than five percent (5%) of our outstanding common stock.

	Amount and
	Nature of	Percent
	Beneficial	of
Name of Beneficial Owner	Ownership	Class(1)

Wellington Management Company, LLP	9,423,463 (2)	11.7%
75 State Street Boston, MA 02109
AXA Financial, Inc.	4,545,653 (3)	5.6%
1290 Avenue of the Americas New York, NY 10104

(1)	Percent of class is based on the number of shares outstanding on the Record Date (80,760,159 shares) plus, with respect to each named person, the number of shares of common stock, if any, which the stockholder has the right to acquire within 60 days of such date.

(2)	Based on its Form 13-G filed on August 10, 2009, we believe that Wellington Management Company beneficially owned the number of shares indicated as of July 31, 2009.

(3)	Based on its Form 13-G filed on February 13, 2009, we believe that AXA Financial, Inc. beneficially owned the number of shares indicated as of December 31, 2008. Includes shares beneficially owned by AXA Financial, Inc., AXA Assurances I.A.R.D. Mutelle, AXA Assurances Vie Mutuelle and AXA.

PROPOSAL 1

ELECTION OF DIRECTORS

Emulex’s directors are to be elected at each annual meeting of stockholders. The eight nominees for election as directors at this Annual Meeting set forth in the table below are all recommended by the Board of Directors of Emulex. Emulex’s policy is to encourage nominees for directors to attend the annual meeting and each of the nominated directors attended and was elected a director at the 2008 Annual Meeting of Stockholders.

In the event that any of the nominees for director should become unable to serve if elected, it is intended that shares represented by proxies which are executed and returned will be voted for such substitute nominee(s) as may be recommended by Emulex’s existing Board of Directors and its Nominating/Corporate Governance Committee.

The eight nominee-directors receiving the highest number of votes cast at the Annual Meeting will be elected as Emulex’s directors to serve until the next annual meeting of stockholders and until their successors are elected and qualify. Subject to certain exceptions specified below, stockholders of record on the Record Date are entitled to cumulate their votes in the election of Emulex’s directors (i.e., they are entitled to the number of votes determined by multiplying the number of shares held by them times the number of directors to be elected) and may cast all of their votes so determined for one person, or spread their votes among two or more persons as they see fit. No stockholder shall be entitled to cumulate votes for a given candidate for director unless such candidate’s name has been placed in nomination prior to the vote and the stockholder has given notice at the Meeting, prior to the voting, of the stockholder’s intention to cumulate his or her votes. If any one stockholder has given such notice, all stockholders may cumulate their votes for candidates in nomination. Discretionary authority to cumulate votes is hereby solicited by the Board of Directors.

Director Nomination Process

The Board of Directors and the Nominating/Corporate Governance Committee periodically review and assess the size and composition of the Board in light of the collective skills and experience of current Board members and the perceived needs of the Board at a particular point in time. Such assessment is made in light of actual or expected changes in Emulex’s business, regulatory environment and other trends. While the factors such as age, business and international experience, technical and financial knowledge, and reputation of a particular candidate will be considered, the Nominating/Corporate Governance Committee has not established any specific minimum criteria or qualifications that a nominee must possess.

In general, candidates for nomination to the Board are provided by Board members, employees or others having knowledge of Emulex’s particular needs. The Nominating/Corporate Governance Committee has a policy of considering candidates for membership to the Board who are nominated by stockholders in the same manner as candidates recommended by members of the Board. In fiscal 2009, Emulex did not employ a search firm or pay fees to other third parties in connection with seeking or evaluating any Board nominee candidates.

Emulex’s Bylaws provide that only persons who are nominated in accordance with specified Bylaw procedures shall be eligible for election as directors. Nominations of persons for election to the Board of Directors may be made at a meeting of stockholders by, or at the direction of, the Board of Directors or by any stockholder entitled to vote for the election of directors who complies with certain notice procedures set forth in the Bylaws. To be timely in the case of an annual meeting, a stockholder’s notice must be delivered to or mailed and received at the Emulex’s principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely received must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public disclosure of the date of the annual meeting was first made. To be timely in the case of a special meeting, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the corporation not earlier than the close of business on the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the tenth day following the day on which public disclosure is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. The stockholder’s notice must set forth certain information concerning the proposed nominee and the stockholder giving notice, as set forth in the Bylaws.

The following table sets forth certain information concerning the nominees for election as directors. All of the nominees are continuing members of Emulex’s present Board of Directors.

Nominee	Principal Occupation	Age(4)

Fred B. Cox	Chairman Emeritus of Emulex	75
Michael P. Downey(2)(3)	Private investor and executive consultant	62
Bruce C. Edwards(1)(2)	Executive Chairman Emeritus of Powerwave Technologies, Inc.	56
Paul F. Folino	Executive Chairman of Emulex	64
Robert H. Goon(2)(3)	Attorney	69
Don M. Lyle(1)(2)	Principal of Technology Management Company	70
James M. McCluney	President and Chief Executive Officer of Emulex	58
Dean A. Yoost(2)(3)	Financial Advisor	59

(1)	Member of the Compensation Committee of the Board of Directors of Emulex.

(2)	Member of the Nominating/Corporate Governance Committee of the Board of Directors of Emulex.

(3)	Member of the Audit Committee of the Board of Directors of Emulex.

(4)	As of the date of the Annual Meeting.

Mr. Cox is a founder of Emulex and has served as a director since its inception in 1979 and served as Chairman of the Board until July 2002 at which time he was named Chairman Emeritus. Mr. Cox served as Emulex’s Chief Executive Officer from its inception until he retired in October 1990. From November 1991 until November 1994, Mr. Cox served as President of Continuus Software Corporation, a developer and marketer of computer software products, and served as a member of its Board of Directors until its acquisition in December 2000.

Mr. Downey has served as a director of Emulex since February 1994 and is Chairman of the Audit Committee. Since 1998, Mr. Downey has been a private investor and executive consultant. From 1986 to 1997, Mr. Downey served as the senior financial executive of Nellcor Puritan Bennett and one of its predecessors, a manufacturer of medical instruments. From 1984 to 1986, Mr. Downey was Vice President of Finance with Shugart Corporation, a manufacturer of disk drives. Mr. Downey serves as a director and a member of the audit, nominating and compensation committees of Vertical Communications, Inc. (previously known as Artisoft Inc.), a developer of software-based phone systems, and served as its interim President and Chief Executive Officer from March 2000 to July 2000 and as its Chairman from October 1998 to February 2004. Mr. Downey served as a director and a member of the audit and compensation committees of First Consulting Group, Inc., a consulting and integration management company for the health care and pharmaceutical industries until it was acquired by Computer Sciences Corporation in February 2008 and as a director and member of the audit and compensation committees of Adeza Biomedical Corporation, a designer, developer and manufacturer, and marketer of women’s healthcare products until it was acquired by Cytec Corporation in May 2007.

Mr. Edwards has served as a director of Emulex since May 2000 and is Chairman of the Compensation Committee of the Board. From February 2005 to November 2007 he served as the Executive Chairman of the Board of Powerwave Technologies, Inc., a designer, manufacturer and supplier of advance coverage and capacity solutions for the wireless communications industry, and from February 1996 until February 2005, Mr. Edwards served as Chief Executive Officer and as a director of Powerwave Technologies. Mr. Edwards also served as the President of Powerwave Technologies from February 1996 to May 2004. Mr. Edwards was Executive Vice President, Chief Financial Officer and Director of AST Research, Inc., a personal computer company, from July 1994 to December 1995 and Senior Vice President, Finance and Chief Financial Officer of AST Research, Inc. from March 1988 to July 1994. Mr. Edwards also serves as a director and member of the audit and finance committees of Semtech Corporation, a supplier of analog and mixed-signal semiconductor products and also serves as a director of SouthWest Water Company, an owner and operator of water and wastewater utilities and related services.

Mr. Folino was appointed as the Executive Chairman of Emulex in September 2006. Prior to such time, Mr. Folino served as a director and as Chief Executive Officer of Emulex since May 1993 and served as its President from May 1993 until July 2002. In July 2002, he was appointed as Chairman of the Board. From January 1991 to May 1993, Mr. Folino was President and Chief Operating Officer of Thomas-Conrad Corporation, a manufacturer of local area networking products. Mr. Folino is also a director and member of the compensation committee of Microsemi Corporation, a designer, manufacturer and marketer of high-performance analog and mixed-signal integrated circuits and high reliability discrete semiconductors. Mr. Folino also serves as a member of the Board of Directors of a private company.

Mr. Goon has served as a director of Emulex since its inception in 1979 and serves as the Chairman of the Nominating/Corporate Governance Committee. He has been engaged in the practice of law for over 40 years and has been a sole practitioner since October 1999.

Mr. Lyle has served as a director of Emulex since February 1994. Since 1983 he has served as an independent consultant to various computer and venture capital companies and as a principal of Technology Management Company, a management consulting firm specializing in high technology companies. Mr. Lyle also serves as a member of the Board of Directors of several private companies.

Mr. McCluney joined Emulex in November 2003 as President and Chief Operating Officer. In September 2006, he was named a director of Emulex and as Emulex’s President and Chief Executive Officer. Prior to Emulex’s acquisition of Vixel Corporation (“Vixel”) in November 2003, Mr. McCluney had served as Vixel’s President, Chief Executive Officer, and as a director from April 1999, and the Chairman of the Board from January 2000. From October 1997 to January 1999, Mr. McCluney served as President of Crag Technologies, formerly Ridge Technologies, a storage system manufacturer. From October 1994 to September 1997, Mr. McCluney served in various positions at Apple Computer, Inc., including Senior Vice President of Worldwide Operations and Vice President of European Operations.

Mr. Yoost was named as a director of Emulex in August 2005. Prior to his retirement in August 2005, Mr. Yoost was a partner of PricewaterhouseCoopers, a global professional services firm providing industry-focused services in the fields of assurance, tax, human resources, transactions, performance improvement and crisis management. From October 2002 until his retirement, Mr. Yoost served as the Managing Partner of the Orange County, California office of PricewaterhouseCoopers, served on the Global Oversight Board of such firm from 2001 to 2005, and served as the leader of the Western Region’s Dispute Analysis & Investigation practice. From April 2006 to June 2007, Mr. Yoost served as a senior advisor to Misuzu Audit Corporation, a Japanese accounting and consulting firm and a member of the PricewaterhouseCoopers network. Mr. Yoost also serves as a member of the Board of Directors of Pacific Life Insurance Company and Union BanCal Corporation.

There were 22 meetings of the Board of Directors of Emulex during fiscal 2009. Each of the directors of Emulex attended 75% or more of the aggregate of the total number of meetings of the Board of Directors held during the last fiscal year and the total number of meetings held by all committees of the Board of Directors on which he served during the last fiscal year.

Compensation of Directors

Emulex provides its non-employee Directors with a total compensation program that recognizes the expertise of each Board member and aligns Director’s interests with those of stockholders. Accordingly, the compensation plan for Emulex’s Directors consists of cash retainers for Board, Committee and Chair responsibilities, as well as stock grants upon election to the Board and annually thereafter.

Directors’ Fees.  In fiscal 2009, directors who were not employees of Emulex received a quarterly retainer of $13,750 and reimbursement for travel expenses. In addition, the chairman of the Nominating/Corporate Governance Committee received an additional quarterly retainer of $1,500, while committee members received an additional quarterly retainer of $1,000; the chairman of the Compensation Committee received an additional quarterly retainer of $2,000, while committee members received an additional quarterly retainer of $1,000; and the chairman of the Audit Committee received an additional quarterly retainer of $3,000 while committee members received an additional quarterly retainer of $2,000. Directors who are employees of Emulex receive no additional compensation for serving on the Board of Directors. Directors are entitled to reimbursement for their out-of-pocket expenses in connection with attendance at Board and committee meetings.

Equity-Based Compensation.  On October 9, 1997, the Board of Directors of Emulex adopted Emulex’s 1997 Stock Option Plan for Non-Employee Directors (later renamed the 1997 Stock Award Plan for Non-Employee Directors)(the “Director Plan”) under which shares of Emulex’s common stock may be issued pursuant to exercise of stock options, restricted stock awards or stock appreciation rights granted to directors who are not employees of Emulex or any of its subsidiaries.

Each director of Emulex is eligible to receive awards under the Director Plan only if such director is not then an employee of Emulex or any of its subsidiaries (“Plan Eligible Director”). Only Plan Eligible Directors may receive awards under the Director Plan. There are currently six Plan Eligible Directors — Messrs. Cox, Downey, Edwards, Goon, Lyle and Yoost.

The Director Plan provides that an option to purchase 60,000 shares of common stock of Emulex is to be granted automatically to each Plan Eligible Director upon the date on which such director first becomes a Plan Eligible Director. In addition, the Director Plan provides that on each yearly anniversary of the date of grant of the initial option to each Plan Eligible Director, each Plan Eligible Director is to automatically be granted an additional option to purchase 20,000 shares of common stock.

No option granted under the Director Plan shall be exercisable after the expiration of the earlier of (i) ten years following the date the option is granted or (ii) one year following the date the optionee ceases to be a director of Emulex for any reason. The initial option granted to a director under the Director Plan is exercisable as to one-third of the shares on each anniversary of the date the option is granted if the director to whom the option is granted is still a director of Emulex on such anniversary. The subsequent options to purchase 20,000 shares are exercisable as to one-half of the shares on the six month anniversary of the date the option is granted and shall be exercisable for an additional one quarter of the shares on the nine month and one year anniversary of the grant date, respectively.

The Board or a designated committee of the Board may grant additional compensation under the Director Plan to Plan Eligible Directors in the form of restricted stock awards or stock appreciation rights which compensation may be in addition to or in lieu of the formula-based option grants. For fiscal 2009, Plan Eligible Directors received restricted stock grants of 7,000 shares in lieu of the 20,000 share annual option grants typically granted under the Director Plan. The restricted stock grants are made in the form of restricted stock awards (“RSA”), which automatically entitle their holders to one share of common stock per RSA upon vesting. Vesting of such restricted stock awards occurred with respect to one-half of the shares on the six-month anniversary of the grant date and with respect to one quarter of the shares on each of the nine-month and one year anniversaries of the grant date.

The following table sets forth information concerning the compensation of Emulex’s non-employee directors during fiscal 2009.

					Changes in
					Pension Value
					and Non-
	Fees				qualified
	Earned or	Stock	Option	Non-Equity	Deferred
	Paid in	Awards	Awards	Incentive Plan	Compensation	All Other
	Cash	($)	($)	Compensation	Earnings	Compensation	Total
Name(1)	($)	(2)(3)	(2)(4)	($)	($)	($)	($)

Fred B. Cox	55,000	55,076	—	N/A	N/A	—	110,076
Michael P. Downey	71,000	55,076	—	N/A	N/A	—	126,076
Bruce C. Edwards	65,000	97,098	—	N/A	N/A	—	162,098
Robert H. Goon	69,000	55,076	—	N/A	N/A	—	124,076
Don M. Lyle	65,000	55,076	—	N/A	N/A	—	120,076
Dean A. Yoost	67,000	100,052	10,260	N/A	N/A	—	177,312

(1)	Directors who are also our employees do not receive any additional compensation for serving on our Board of Directors. The compensation of Paul F. Folino and James M. McCluney is reflected in the Summary Compensation Table.

(2)	These columns reflect the dollar amount recognized for financial statement reporting purposes with respect to the 2009 fiscal year for the fair value of stock awards and stock options granted to each of the directors, in 2009 as well as prior years, in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures. For additional information on the valuation assumptions with respect to stock option and award grants, refer to note 12 of Emulex’s consolidated financial statements in Annual Report on Form 10-K for the year ended June 28, 2009, as filed with the SEC. These amounts reflect our accounting expense for these awards, excluding forfeitures, and do not correspond to the actual value that may be realized by the director.

(3)	The aggregate number of unvested restricted stock awards at the end of fiscal 2009 are: Mr. Cox — 3,500 shares; Mr. Downey — 3,500 shares; Mr. Edwards — 7,000 shares; Mr. Goon — 3,500 shares; Mr. Lyle — 3,500 shares; and Mr. Yoost — 1,750 shares. The total full grant date fair value of each restricted stock award received in fiscal 2009 as computed in accordance with SFAS 123R is: Mr. Cox — $44,450; Mr. Downey — $44,450; Mr. Edwards — $75,810; Mr. Goon — $44,450; Mr. Lyle — $44,450; and Mr. Yoost — $98,770.

(4)	The aggregate number of stock options outstanding at the end of fiscal 2009 are: Mr. Cox — 130,000 shares; Mr. Downey — 130,000 shares; Mr. Edwards — 230,000 shares; Mr. Goon — 110,000 shares; Mr. Lyle — 130,000 shares; and Mr. Yoost — 80,000 shares. No stock options were granted to directors in fiscal 2009 or 2008.

Board Committees

Compensation Committee.  The Board has established a Compensation Committee currently consisting of two members, neither of whom is our employee. The Compensation Committee reviews the performance of our executive officers and the executive officers of our subsidiaries and reviews the compensation programs for other key employees, including salary and cash bonus levels and equity grants under our equity compensation plans, including the Equity Incentive Plan. See “Report of the Compensation Committee of the Board of Directors.” A copy of the charter of the Compensation Committee is available in the “Investors” section of our website at www.emulex.com under the heading “Corporate Governance — Compensation Committee.” A copy of charter of the Compensation Committee will be furnished without charge to any person from whom the accompanying proxy is solicited upon written request to Investor Relations, Emulex Corporation, 3333 Susan Street, Costa Mesa, California 92626. The Compensation Committee held four meetings during our last fiscal year. Please note that none of the information contained on our websites is incorporated by reference into this proxy statement, and the website addresses are included as inactive textual references only.

Compensation Committee Interlocks and Insider Participation.  In fiscal 2009, Don M. Lyle and Bruce C. Edwards served as members of Emulex’s Compensation Committee. Neither Mr. Lyle nor Mr. Edwards are now, nor were at any time during Emulex’s last completed fiscal year, an officer or employee of Emulex. During fiscal 2009, none of Emulex’s executive officers served as a member of the Compensation Committee (or its equivalent) or as a director of any entity whose executive officers served on either Emulex’s Compensation Committee or its Board of Directors.

Nominating/Corporate Governance Committee.  The Nominating/Corporate Governance Committee was formed in August 2002 and currently consists of five directors, none of whom is an employee of Emulex. The nominees for election as directors at the Annual Meeting were recommended by the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee reviews and approves nominees for service on the Board, considers any nominees recommended by stockholders, and adopts and reviews corporate governance policies and procedures. All members of the Nominating/Corporate Governance Committee are independent within the meaning of the New York Stock Exchange listing standards. A copy of the charter of the Nominating/Corporate Governance Committee is available in the “Investors” section of our website at www.emulex.com under the heading “Corporate Governance — Nominating/Corporate Governance Committee.” A copy of charter of the Nominating/Corporate Governance Committee will be furnished without charge to any person from whom the accompanying proxy is solicited upon written request to Investor Relations, Emulex Corporation, 3333 Susan Street, Costa Mesa, California 92626. The Nominating/Corporate Governance Committee held four meetings during the last fiscal year of Emulex.

Audit Committee.  The Audit Committee currently consists of three directors and assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Emulex. See “Report of the Audit Committee of the Board of Directors” below. A copy of the charter of the Audit Committee is available in the “Investors” section of our website at www.emulex.com under the heading “Corporate Governance — Audit Committee.” A copy of charter of the Audit Committee will be furnished without charge to any person from whom the accompanying proxy is solicited upon written request to Investor Relations, Emulex Corporation, 3333 Susan Street, Costa Mesa, California 92626. The Audit Committee held 15 meetings during the last fiscal year of Emulex.

Each member of the Audit Committee is an “independent director” (as defined in the Corporate Governance Standards of the New York Stock Exchange). Each member also meets the Securities and Exchange Commission’s additional independence requirements for members of audit committees. The Board has further determined that each member of the Audit Committee is financially literate under the requirements of the New York Stock Exchange and that both Messrs. Downey and Yoost are “audit committee financial experts” as defined by the rules of the Securities and Exchange Commission. The designation of members of our Audit Committee as “audit committee financial experts” does not impose on those members any duties, obligations, or liabilities that are greater than are generally imposed on them as members of the Audit Committee and Board of Directors, and does not affect the duties, obligations, or liabilities of any other member of the Audit Committee or Board of Directors.

In addition to his service as a director and member of the Audit Committee of Emulex, Mr. Downey serves as a director and a member of the audit committee and certain other committees of Vertical Communications, Inc. (previously known as Artisoft Inc.). Mr. Downey also served as a director and a member of the audit and compensation committees of First Consulting Group, Inc. until February 2008. Pursuant to the New York Stock Exchange Listed Company Manual, Section 303A.07, the Board of Directors has determined that Mr. Downey’s simultaneous service on the Audit Committees of Emulex and Vertical Communications would not impair the ability of Mr. Downey to effectively serve on Emulex’s Audit Committee.

Corporate Governance

Corporate Governance Guidelines.  The Board has adopted Corporate Governance Guidelines to reflect the principles by which Emulex operates. These Guidelines are available in the “Company — Investors” section of our website at www.emulex.com under the heading “Corporate Governance — Corporate Governance Guidelines.” The Corporate Governance Guidelines are also available to stockholders on request to Investor Relations, Emulex Corporation, 3333 Susan Street, Costa Mesa, California 92626.

Director Independence.  It is the objective of the Board that all non-employee directors meet the criteria for independence required by the New York Stock Exchange absent unusual and compelling circumstances. Only those directors who the Board affirmatively determines have no material relationship with Emulex (either directly or as a partner, stockholder, or officer of an organization that has a relationship with Emulex) and who meet the additional qualifications prescribed under the New York Stock Exchange rules will be considered independent. In addition, our Corporate Governance Guidelines require that members of the Audit Committee also satisfy the independence requirements for members of audit committees prescribed under the Sarbanes-Oxley Act of 2002.

In determining independence, each year the Board affirmatively determines whether directors have any “material relationship” with Emulex. When assessing the “materiality” of a director’s relationship with Emulex, the Board considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation. No director who is a former employee of Emulex can be “independent” until five years after the employment has ended. In addition, no director who is, or in the last five years has been, affiliated with or employed by a present or former independent registered public accounting firm of Emulex or an affiliate can be “independent” until five years after the end of either the affiliation or the auditing relationship. In addition, no director can be “independent” if he or she is, or in the past five years has been, part of an interlocking directorate in which an executive officer of Emulex serves on the compensation committee of another company that employs that director. Directors with immediate family members in the categories described above are subject to the five year “cooling off” periods described above for purposes of determining whether the director is “independent.”

Under Emulex’s Corporate Governance Guidelines, the Board reviews in advance any substantial charitable contribution made by Emulex to organizations to which any director is affiliated, and any consulting contract with (or the provision of other indirect form of compensation to) any director.

Consistent with these considerations, after review of all relevant transactions, business and charitable relationships between each director, or any of his family members, and Emulex, its senior management and its independent registered public accounting firm, the Board affirmatively has determined that all directors are independent directors within the meaning of the New York Stock Exchange listing standards and its Corporate Governance Guidelines, except for Paul F. Folino, the Executive Chairman of Emulex, and James M. McCluney, the President and Chief Executive Officer of Emulex.

In considering the independence of Dean A. Yoost, the Board noted that Mr. Yoost is a former partner of, and receives retirement benefits from, PricewaterhouseCoopers (“PwC”), the auditor for Vixel Corporation (now known as Emulex Design & Manufacturing Corporation (“EDM”) prior to the time that Vixel was acquired by Emulex in November 2003. Since the acquisition of Vixel by Emulex, Emulex has paid PwC to perform certain tax related and other consulting work and to consent to Emulex’s use of PwC’s prior audit work. In addition, Emulex is required by the Spanish tax authorities to have a registered agent in Spain, and uses an affiliate of PwC to be the registered agent. PwC performed audit work for Aarohi Communications, Inc. (“Aarohi”), (later renamed Emulex Communications Corporation), prior to the time that Aarohi was acquired by Emulex in May 2006, and for a subsidiary of Aarohi in India named Aarohi Communications Private Limited (later renamed Emulex Communications Private Limited). PwC performed audit work for the Aarohi subsidiary in India for activities prior to May 2006. Notwithstanding the foregoing, the Board determined that Mr. Yoost is “independent” under Emulex’s Corporate Governance Guidelines as well as the independence criteria established by the New York Stock Exchange. In addition, the Board determined that Mr. Yoost’s prior relationship with PwC does not interfere with his exercise of independent judgment in service on Emulex’s Audit Committee. In making such determinations, the Board considered, among other things, that (i) Mr. Yoost does not receive retirement benefits from PwC which are based in any way upon any future business or other transactions with Emulex or the revenue or profitability of PwC, (ii) any audit work performed by PwC for Vixel or Aarohi was performed prior to the time such companies were acquired by Emulex and PwC has not performed any audit work for Emulex or its subsidiaries (including EDM or Aarohi) subsequent to such acquisition, and (iii) Mr. Yoost did not perform any work on the PwC audits of Vixel or Aarohi.

Related Party Transactions.  Emulex is not currently a party to and, during fiscal 2009, was not a party to any “related-person transactions” which are transactions between Emulex and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For such purposes, a related person is a director, executive officer, nominee for director, or a greater than 5% beneficial owner of Emulex’s common stock and their immediate family members. To the extent that any “related-person transaction” is proposed, it is Emulex’s policy that the Board or a committee designated by the Board (in each case without the participation of the related person in question) will review the material facts of the related-person transaction and either approve, ratify, reject, rescind or take other appropriate action with respect to the transaction. In considering related-person transactions, the Board takes into account the relevant available facts and circumstances including, but not limited to (i) the risks, costs and benefits to Emulex, (ii) the impact on a director’s independence if the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (iii) the terms of the transaction, (iv) the availability of other sources for comparable services or products, and (v) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. Emulex does not currently have a written policy with respect to consideration of related person transactions although certain aspects of such types of transactions are the subject of Emulex’s Corporate Governance Guidelines and its Business Ethics and Confidentiality Guidelines.

Meetings of Independent Directors.  As required under the rules of the New York Stock Exchange, Emulex’s independent directors meet in regularly scheduled executive sessions at which only independent directors are present. Mr. Goon generally presides over these executive sessions.

Business Ethics and Confidentiality Policy.  All of our directors and employees, including our Chief Executive Officer and Chief Financial Officer (our principal accounting officer), are required to abide by our Business Ethics and Confidentiality Policy to ensure that our business is conducted in a legal and ethical manner and that our proprietary trade secrets are protected. The Business Ethics and Confidentiality Policy is available in the “Investors” section of our website at www.emulex.com under the heading “Corporate Governance — Business Ethics and Confidentiality Policy.” The Business Ethics and Confidentiality Policy is also available to stockholders on request to Investor Relations, Emulex Corporation, 3333 Susan Street, Costa Mesa, California 92626. Emulex has also established procedures to receive, retain and address complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of related concerns.

Stockholder Communications with Directors.  The Board has approved a policy by which stockholders and other interested parties may communicate directly with the Board or the non-employee directors. All communications should be in writing and indicate in the address whether it is intended for the entire Board, the non-employee directors as a group, or an individual director. Any such communications should be directed to Investor Relations, Emulex Corporation, 3333 Susan Street, Costa Mesa, California 92626. Each communication intended for the Board or non-employee directors received by the Secretary will be forwarded to the intended recipients subject to compliance with instructions from the Board in effect from time to time concerning the treatment of inappropriate communications.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following is the report of the Audit Committee of the Board of Directors with respect to Emulex’s audited financial statements for the fiscal year ended June 28, 2009, included in Emulex’s Annual Report on Form 10-K for such year. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission. Notwithstanding anything to the contrary set forth in any of Emulex’s filings under the Securities Act of 1933, as amended, or the Exchange Act, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, this report shall not be incorporated by reference into any such filings, except to the extent that Emulex specifically incorporates it by reference in such filing.

Emulex’s management has primary responsibility for its internal controls and for the preparation of financial statements. Emulex’s independent registered public accounting firm is responsible for conducting an independent audit of Emulex’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee is responsible for monitoring the integrity of Emulex’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance, monitoring the independence and performance of Emulex’s independent registered public accounting firm, and providing an avenue of communication among the independent registered public accounting firm, management and the Board of Directors. The Audit Committee recommends to the Board of Directors the selection of Emulex’s independent registered public accounting firm. The Audit Committee has also established procedures to receive, retain and address complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of related concerns.

On July 30, 2002, the Sarbanes-Oxley Act of 2002 was enacted. During the period subsequent to enactment of this law, the Audit Committee has consulted with representatives of management, internal legal counsel and Emulex’s independent registered public accounting firm in order to further the Audit Committee’s understanding of this law. The Audit Committee reviewed processes that already are in place as well as new processes that were implemented in order to assure continued compliance with the requirements of the Sarbanes-Oxley Act of 2002.

In addition, during the most recent fiscal year, the Audit Committee:

•	reviewed and discussed the audited financial statements and interim financial statements with Emulex’s management and KPMG LLP, Emulex’s independent registered public accounting firm;

•	discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended; and

•	reviewed the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 and discussed with KPMG LLP its independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Emulex’s 2009 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Pre-Approval Policies and Procedures

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm. On an on-going basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent registered public accounting firm. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee also may delegate the ability to pre-approve audit and permitted non-audit services to one or more of its members, provided that any pre-approvals are reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for Emulex, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended, which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee has considered whether the services provided by KPMG LLP are compatible with maintaining the independence of KPMG LLP and has concluded that the independence of KPMG LLP is maintained and is not compromised by the services provided.

Submitted by the Audit Committee of the Board
of Directors,

MICHAEL P. DOWNEY, Chairman
ROBERT H. GOON
DEAN A. YOOST

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The accounting firm of KPMG LLP serves Emulex as its independent registered public accounting firm at the direction of the Board of Directors of Emulex. One or more representatives of KPMG LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions.

The Board of Directors recommends a vote “FOR” the ratification of the selection of KPMG LLP as the independent registered public accounting firm for Emulex for fiscal year 2010. This matter is not required to be submitted for stockholder approval, but, as a matter of corporate governance, the Board of Directors has elected to seek ratification of its selection of the independent registered public accounting firm by the affirmative vote of a majority of the shares represented and voting on the proposal at the Annual Meeting. In the event that this selection of auditors is not ratified by the requisite vote of stockholders, the Audit Committee will review Emulex’s future selection of auditors.

Notwithstanding the ratification by stockholders of the appointment of KPMG LLP, the Board of Directors may, if the circumstances dictate, appoint other auditors.

Fees Incurred by Emulex for KPMG LLP During Fiscal 2008 and 2009

The table below provides a summary of the aggregate fees for professional services rendered to Emulex by KPMG LLP for the fiscal years ended June 29, 2008 and June 28, 2009. These fees are described in more detail below.

	Fiscal 2008	Fiscal 2009

Audit Fees	$1,688,894	$1,770,741
Audit-Related Fees	—	77,135
Tax Fees	63,463	32,888
All Other Fees	1,500	1,500

Total	$1,753,857	$1,882,264

Audit Fees.  Audit fees for the fiscal years ended June 29, 2008 and June 28, 2009 were for professional services rendered for the audits of Emulex’s annual consolidated financial statements and internal control over financial reporting and for the reviews of the consolidated financial statements included in Emulex’s quarterly reports on Form 10-Q.

Audit-Related Fees.  Audit-related fees for the fiscal year ended June 28, 2009 were for audit and related services that are reasonably related to the performance of the audit or review of Emulex’s financial statements, including services related to the acquisition activity of Emulex during the fiscal years presented.

Tax Fees.  Tax fees for the fiscal years ended June 29, 2008 and June 28, 2009 were for the aggregate fees billed for professional services rendered by KPMG LLP for tax compliance and planning services.

All Other Fees.  Other fees were for a subscription to KPMG LLP’s accounting research tool during the fiscal years ended June 29, 2008 and June 28, 2009.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Discussion and Analysis

Objectives of Compensation Program

Emulex’s executive compensation policies are designed to attract, retain and reward executive officers who contribute to Emulex’s success by providing executive officers with financial incentives that are aligned with Emulex’s corporate and stockholder objectives. Accordingly, executive officer compensation is linked to the operating performance of Emulex, stockholder value and individual performance that is tied to corporate objectives. Emulex uses a combination of base salary, cash bonuses and other equity-based awards including stock options and restricted stock to achieve these objectives. In fiscal 2009, Emulex’s principal corporate objectives were:

•	to meet or exceed its financial goals and strengthen its financial foundation and ability to increase stockholder value; and

•	to expand and strengthen its product portfolio and customer relationships in its targeted markets.

To further these corporate objectives, Emulex’s compensation program is designed:

•	to attract, retain and reward individuals who contribute to Emulex’s success;

•	to provide a total compensation program that enables Emulex to compete for talent in the technology industry; and

•	to align the interests of Emulex’s executive officers with the long-term interests of its stockholders.

Emulex seeks to provide a total compensation program that is competitive with industry practices, with an emphasis on performance-based compensation. To meet these objectives, Emulex has adopted the following guidelines for its executive officer compensation program:

•	Emulex seeks to establish base salary levels and employee benefit programs that are based on competitive executive compensation practices. Emulex does not, as a general rule, seek to be a trendsetter in the marketplace with respect to executive compensation. Instead, Emulex seeks to set executive compensation levels that are within the industry norm for companies of similar size in order to remain cost-effective while maintaining flexibility.

•	Emulex uses total cash compensation (salary plus non-equity incentives) to recognize each individual officer’s scope of responsibility, role in the organization, experience and contributions. The Compensation Committee and management refer to external pay and performance benchmarks in determining salary and target award amounts, including peer group companies noted elsewhere in this Compensation Discussion and Analysis.

•	Emulex uses equity-based incentives (in the form of stock options, restricted stock awards and through a tax-qualified employee stock purchase plan) to align the interests of its officers with stockholder interests, to enable officers to share in Emulex’s long-term growth and success, and to encourage retention.

•	Emulex is conservative in awarding its executives with other forms of compensation, such as supplemental benefits and perquisites that are not provided broadly to all employees.

Elements of Compensation

Emulex’s executive officer total compensation program includes a number of elements of compensation:

•	base salary;

•	cash bonuses;

•	stock-based compensation;

•	executive perquisites; and

•	benefits that are generally available to all employees.

Other than with respect to generally available benefits, the Compensation Committee reviews each element of compensation separately and total compensation as a whole. The Compensation Committee determines the appropriate mix of elements with a view to furthering Emulex’s compensation objectives. These objectives include ensuring that Emulex remains competitive with the executive officer compensation practices of its designated peer group of companies so that Emulex is better able to attract and retain top talent for these positions. Currently, Emulex’s executive officer total compensation program emphasizes performance-based cash incentives and equity incentives to a greater extent than base salaries and perquisites in order to better align the interests of the Named Executive Officers with the interests of the stockholders.

In determining the use and the weight of each element of compensation relative to total compensation, the Compensation Committee considers the effect and importance of each element in meeting its compensation objectives. For example, base salary, executive perquisites and generally available benefits allow Emulex to remain competitive in the marketplace in order to continue to attract top talent. Bonuses based on the achievement of organizational and personal performance goals provide incentives to Emulex’s executive officers to achieve its corporate objectives, while allowing Emulex to stay competitive in the marketplace. Stock options and restricted stock awards provide incentives to Emulex’s executive officers to increase stockholder value, as well as to remain with Emulex.

The total compensation opportunities provided to the Named Executive Officers in fiscal 2009 did not materially change from fiscal 2008.

Determining Competitive Compensation Practices

In overseeing Emulex’s executive officer compensation programs, the Compensation Committee reviews and analyzes the compensation practices of comparable companies as well as industry best practices. Compensation data is gathered with respect to base salary, bonus targets and awards and all equity awards but does not include generally available benefits, such as 401(k) plans or health care coverage. To benchmark total cash and total direct compensation levels, Emulex uses a core peer group of companies that are considered its primary competitors in the marketplace and competitors for executive talent. For fiscal 2009, Emulex’s peer group included 8 technology companies, including semiconductor, storage systems, and storage components and networking companies. The number of peer companies used in fiscal 2009 decreased compared to fiscal 2008 primarily due to 3 peer companies being acquired. The Compensation Committee also examines other peer companies to stay cognizant of industry trends and practices. These companies are selected by Emulex’s management and the Compensation Committee, with the assistance of the Compensation Consultant.

Adaptec, Inc. Broadcom Corporation Brocade Communications Systems, Inc. QLogic Corporation Western Digital Corporation	Electronics for Imaging, Inc. Rackable Systems, Inc. Synaptics, Inc.

The Compensation Committee believes that the above peer group represents the optimal cross-section of companies for which Emulex competes for talent or which are similar to Emulex in size, business focus and proximity to Emulex’s principal corporate office. Three of the companies, Broadcom Corporation (“Broadcom”), Brocade Communications Systems, Inc. (“Brocade”) and Western Digital Corporation (“Western Digital”), are notably larger than Emulex; however, they are direct competitors with respect to executive talent. In particular, the Compensation Committee feels that Broadcom and Western Digital, because of their product portfolios and location in Southern California, are important to include in our executive compensation comparisons. QLogic Corporation is likely Emulex’s closest competitor for executive talent because of its similar product portfolios and its close proximity to their corporate headquarters in Southern California. The other companies in the peer group are in industries similar to Emulex but, because of the diversity of their product portfolios and their location outside of Southern California, are not considered to be as direct competitors for executive talent as the other four.

Emulex also considers broader market practices to supplement compensation data from the above peer groups. Emulex gathers data on the compensation practices and policies of these companies through searches of publicly available information, including publicly available databases. In addition, Emulex relies upon compensation and benefits surveys, including the Radford Technology Survey (specifically the computer/peripheral sub-industry), as well as broader market references such as the NASDAQ 100. The Compensation Committee does not believe that compensation peer group benchmarking is appropriate as a stand-alone tool for setting compensation levels as certain aspects of Emulex’s business and objectives are unique to Emulex. However, the Compensation Committee does consider this information an important part of its decision making process.

Base Salary

Emulex’s goal is to target base pay such that total cash compensation, which includes base salary and annual bonus, approximate the 75th percentile paid to executives of the peer companies, contingent on Emulex’s results as compared to peer companies. In determining base salary, the Compensation Committee also considers other factors such as job performance, skill set, prior experience, the executive’s time in his or her position with Emulex, internal consistency regarding pay levels for similar positions or skill levels within Emulex, external pressures to attract and retain talent, and market conditions generally. Base salaries are reviewed annually by the Compensation Committee, and adjusted from time to time to recognize outstanding individual performance, promotions and competitive compensation levels.

For fiscal 2009, the Compensation Committee elected to provide its executive officers with modest increases in their base salaries over the amounts paid in fiscal 2008 in order to maintain the competitiveness of their total compensation as compared to the peer group of companies. The modest increases in base salaries were implemented by the Compensation Committee in the late summer of 2008, at the beginning of Emulex’s 2009 fiscal year and before the collapse of the financial markets later that year. The Compensation Committee elected to increase base salaries by a modest amount based on its analysis of current market trends and in order to better align total cash compensation with its objective of targeting total cash compensation at approximately the 75th percentile relative to its peer companies (assuming performance targets are achieved). The average increase to salaries paid in fiscal 2009 compared to fiscal 2008 was approximately 5% as follows:

Executive	% Increase

James M. McCluney	2%
Michael J. Rockenbach	8%
Paul F. Folino	2%
Jeffrey W. Benck	3%
Marshall D. Lee	7%

Cash Bonuses

Emulex’s goal is to target total cash compensation (i.e., base salary and performance based cash compensation) at approximately the 75th percentile, contingent upon the achievement of pre-established performance objectives and above-average financial performance compared to the peer group of companies. The Compensation Committee has determined that targeting total cash compensation at approximately the 75th percentile compared to its peer group of companies allows Emulex to remain competitive with its closest competitors for executive talent while at the same time providing incentives to its executive officers to achieve a superior level of performance. Emulex uses executive officer cash bonuses to provide executive officers with financial incentives to meet Emulex’s performance targets.

Accordingly, Emulex maintains the Executive Incentive Plan (formerly known as the Executive Bonus Plan) that is intended to provide incentives to officers and other participants in the form of quarterly cash bonus payments based on Emulex’s performance against specified objective targets. For fiscal 2009, Emulex continued to use net revenue and non-GAAP net operating income results as the objective performance measures for purposes of determining cash bonus payments under its Executive Incentive Plan. The Compensation Committee used net revenue as an objective performance measure because it believes that this performance measure gives executives a more definitive target that is within their ability to control. The Compensation Committee also used non-GAAP net operating income rather than actual net income under GAAP because it does not want to provide officers with a disincentive to make certain strategic decisions that may affect Emulex’s net income under GAAP. Non-GAAP net operating income is adjusted to exclude the impact of any non-recurring charges, changes in accounting rules and other extraordinary events, all of which may adversely impact Emulex’s GAAP operating income for a given year. Award formulas under the Incentive Plan are established at the beginning of each fiscal year and may be modified, extended, or canceled annually at the discretion of the Compensation Committee. The Compensation Committee generally seeks to establish corporate performance goals that are achievable, but that are set at a level such that the achievement of the goals will take significant effort by the executive officers and is not assured.

Emulex has also decided to pay quarterly incentives instead of annual bonuses. as it believes that a quarterly review of each Named Executive Officer’s performance against his specific objectives, combined with a quarterly bonus based upon the successful achievement of the quarterly financial objectives, provides a timely and efficient tool to manage the overall effectiveness and achievement of Emulex’s tactical and strategic objectives. For executives other than the principal executive officers, Emulex’s management proposes performance targets and bonus recommendations based on Emulex’s annual operating plan. Management’s proposals are then reviewed and, when appropriate, revised by the Compensation Committee and approved by the Board of Directors.

Each executive officer of Emulex has a quarterly target award opportunity expressed as a percentage of quarterly gross base salary at the end of the quarter in question. For fiscal 2009, the quarterly/annual target award opportunity for the executives ranged from 45% to 90% of quarterly base salary. These percentages are determined by the Compensation Committee and are calculated in order to achieve Emulex’s stated goal of targeting total cash compensation (i.e., base salary and performance based cash compensation) at approximately the 75th percentile of its peer companies based on an above-average level of performance.

On a quarterly basis, the Compensation Committee reviews Emulex’s results versus the principal corporate objectives to determine whether the objectives have been met. For the principal executive officers, the Compensation Committee makes bonus recommendations based on Emulex’s achievement in comparison to the annual operating plan. The entire Board of Directors then reviews and approves the recommendations of the Compensation Committee.

Under the bonus plan as in effect during fiscal 2009, 45% of the Named Executive Officers’ incentive bonus was based on our achieving targeted net revenue and 55% was based on achieving targeted net operating income. The quarterly bonuses are adjusted by application of a formula in which bonuses are increased to reward for over-achievement of targets and decreased to minimize or eliminate bonus payments for performance below targeted levels. Net revenue and net operating income bonuses are calculated separately. No net revenue bonus or net operating income bonus will be paid for a given quarter unless at least 80% of the corresponding net revenue or net operating income goal, as the case may be, is achieved. In addition, no bonus payout of any kind shall be made if net operating income is less than 50% of the applicable net operating income goal. Finally, prorated payments will be made for employment for less than an entire quarter so long as the participant has been employed for a minimum of 30 calendar days during the quarter.

The table below contains the targeted and actual levels of net revenue and non-GAAP net operating income for each quarter used for purposes of determining the bonuses paid to Emulex’s executive officers during such periods as well as the percentage of targeted net revenue and non-GAAP net operating income actually achieved each quarter (in thousands, except for percent):

				Targeted
				Non-GAAP	Actual Non-
	Targeted			Net	GAAP Net
Fiscal	Net	Actual Net	% of Target	Operating	Operating	% of Target
Quarter	Revenue	Revenue	Achieved	Income	Income	Achieved

Q1 FY’09	$111,136	$111,696	101%	$24,406	$26,947	110%
Q2 FY’09	$127,171	$108,661	85%	$34,566	$23,369	68%
Q3 FY’09	$124,268	$78,568	63%	$31,318	$3,883	12%
Q4 FY’09	$127,635	$79,297	62%	$32,505	$9,953	31%

Emulex’s aggregate targeted net revenue of $490 million represented a decrease of approximately 10%, and the aggregate targeted non-GAAP net operating income represented a decrease of approximately 21%, both compared to the levels achieved in fiscal 2008. By comparison, Emulex’s actual net revenue for fiscal 2009 represented a decrease of approximately 23% over net revenue for fiscal 2008 while actual non-GAAP net operating income represented a decrease of approximately 53% compared to the levels achieved in fiscal 2008. As is reflected in the table below, because both Emulex’s net revenue and non-GAAP net operating income for fiscal 2009 over fiscal 2008 was less than the targeted amount, the actual quarterly bonuses paid to each executive officer were less than their respective aggregate quarterly target bonus opportunities.

	2009 Target	2009 Actual
Executive	Bonus	Bonus Paid

James M. McCluney	$527,175	$189,921
Michael J. Rockenbach	$220,187	$79,325
Paul F. Folino	$543,444	$195,782
Jeffrey W. Benck	$289,535	$104,308
Marshall D. Lee	$164,260	$59,177

Commencing in fiscal 2009, the Incentive Plan provides for the adjustment of a participant’s cash bonus payment by a Performance Contribution Factor (“PCF”) which represents the level of an employee’s contribution to Emulex’s results for a particular quarter based on the objectives set forth for that participant at the beginning of the quarter. The payment made to the participant will be the bonus amount multiplied by the PCF. The PCF can range from 0.9 to 1.1 but PCF’s other than 1.0 will generally only be applied as an exception. For fiscal 2009, the PCF for each of the Named Executive Officers was 1.0.

In addition to the objective performance measures and the PCF, discussed above, Emulex’s Executive Chairman or its Chief Executive Officer may recommend a discretionary bonus for any employee in recognition of extraordinary contributions to the success of Emulex. All bonus recommendations for executive officers are subject to the approval of the Compensation Committee. For fiscal 2009, the Compensation Committee elected not to award any discretionary bonuses to the executive officers.

In August 2009, the Compensation Committee adopted the Executive Incentive Plan for fiscal 2010. The terms of the Incentive Plan in effect for fiscal 2010 are substantially the same as the Incentive Plan in effect for fiscal 2009. However, in light of the recent economic downturn and accompanying uncertainty, the Compensation Committee will consider proposals by the executive officers to revise Emulex’s annual operating plan, if needed, following the second quarter of 2010 for purposes of determining cash bonuses. Typically, Emulex’s annual operating plan is only adjusted on an annual basis.

Stock-Based Compensation

The Compensation Committee believes that equity ownership by executive officers provides incentives to build stockholder value and aligns the interests of executive officers with the stockholders. As indicated previously, Emulex targets its total direct compensation (the combination of base salary, bonuses and equity compensation) to fall within the 50th and 75th percentiles of total direct compensation for its designated peer group of companies as long as commensurate financial performance is maintained. Accordingly, the Compensation Committee determines the appropriate level of stock option and restricted stock awards with a view to meeting this competitive total compensation objective. In setting equity award levels, the Compensation Committee also takes into consideration the impact of equity-based awards on the dilution of our stockholder’s interests in our common stock.

Upon hiring, the Compensation Committee typically recommends the grant of options or other equity-based awards to executive officers under the Equity Incentive Plan, subject to applicable vesting periods. The size of the initial grant is usually based upon factors such as comparable equity compensation offered by peer companies, the experience of the executive officer, and the contribution that the executive officer is expected to make to Emulex. These awards are then granted effective on the second calendar day of the first month after the date of hire. Thereafter, the Compensation Committee considers granting additional awards, usually on an annual basis, under the Equity Incentive Plan. In determining the size of the periodic grants, the

Compensation Committee considers the level of overall compensation as well as prior grants to the executive officer, the executive’s performance during the current fiscal year and his or her expected contributions during the succeeding fiscal year. Emulex does not make its periodic grants of equity awards to its executive officers based on the equity awards granted by its designated peer group of companies although this information is considered by the Compensation Committee in making its determinations. These awards are typically granted on pre-determined dates and are not timed to correspond with the release of Emulex’s performance information throughout the year. The Compensation Committee believes that these additional annual grants provide incentives for executive officers to remain with Emulex and to align their interests with the interests of Emulex’s shareholders.

Emulex reviews the mix of the equity-based awards, which primarily consist of stock options and restricted stock awards, each year to ensure that the optimal balance on performance and retention is met for each executive officer. Historically, Emulex granted stock options only to the executive officers. In fiscal year 2007, Emulex made a shift to granting restricted stock exclusively for its senior directors and above. For fiscal years 2008 and 2009, the Compensation Committee elected to continue to grant restricted stock awards to senior directors and above (other than the Chief Executive Officer), however, in fiscal 2009, the Compensation Committee did elect to grant Emulex’s Chief Executive Officer a mix of both stock options and restricted stock awards. For fiscal 2010, the Compensation Committee intends to grant to all of the Named Executive Officers a mix of stock options and restricted stock awards in order to both provide an incentive to increase stockholder value and to improve and reward retention.

Stock Options

Until recently, stock options have been the primary equity-based awards utilized by Emulex. Emulex grants stock options because it believes they provide an effective incentive to increase long-term stockholder value. Since stock options provide value to an option holder only if the value of Emulex’s common stock increases over the exercise price of the stock option, stock options encourage employees to work to increase the value of Emulex’s stock.

Stock options are granted at fair market value with an exercise price equal to the closing price of Emulex’s common stock on the New York Stock Exchange on the date of grant. Consequently, stock options have value only if the price of Emulex’s common stock increases over the exercise price. Emulex’s stock options granted since fiscal 2006 generally have a six-year maximum contractual term. Vesting of options is determined by the Compensation Committee, but typically options vest on a cumulative basis as follows:

•	30% of the total number of shares covered by the option vest on the first anniversary of the date of grant;

•	7 1/2% of the total number of shares covered by the option vest over each of the next four three-month periods; and

•	10% of the total number of shares covered by the option vest over each of the next four three-month periods until the options have become exercisable in full.

Because employees will only realize value from their options if the price of Emulex’s stock increases over the exercise price, the vesting schedule is designed to provide our employees with an incentive to work toward increasing the long-term value of Emulex’s stock. These awards are typically granted on pre-determined dates.

Restricted Stock Awards

The Compensation Committee has elected to grant restricted stock awards to most executive officers in lieu of options during the past year to improve the cost effectiveness of the equity incentive program. Restricted stock awards are awards that are paid in shares of common stock upon vesting and have immediate value to the recipients because they generally are paid in shares as soon as the award vests, with little out-of pocket cost to the recipient. Restricted stock awards differ from stock options in that the holder of a restricted stock award realizes value immediately upon the vesting of the award, even if the price of the underlying common stock has decreased since the date of grant. As a result, the primary purpose of restricted stock awards is to encourage their recipients to remain with Emulex until their awards vest. Emulex’s practice is to grant fewer shares of restricted stock awards as compared to options. As a result, restricted stock awards allow Emulex to deliver competitive compensation value to its key employees and strengthen the retention power of the equity grant program while, at the same time, decreasing the aggregate number of shares that Emulex is required to issue in connection with these awards.

The vesting schedule of the restricted stock awards is determined by the Compensation Committee, but restricted stock typically has vested on a cumulative basis as follows:

•	30% of the total number of shares vest on the first anniversary of the date of grant;

•	30% of the total number of shares vest on the second anniversary of the date of grant; and

•	40% of the total number of shares vest on the third anniversary of the date of grant.

To date, the restricted stock awards have vested based on the fulfillment of the above service-based requirement. Emulex and the Compensation Committee review the vesting terms associated with the restricted stock awards to the executive officers on an ongoing basis.

2009 Stock Grants

In fiscal 2009, the executive officers, other than the Chief Executive Officer, received restricted stock grants that vest according to the schedule noted above. The Chief Executive Officer received grants of both stock options and restricted stock awards in fiscal 2009 and the Compensation Committee intends to expand this mix of awards to the other Named Executive Officers for fiscal 2010. To make grants that are aligned with Emulex’s stated 50th to 75th percentile total compensation philosophy, the Compensation Committee examined the grant date fair value of equity grants made to executive officers by peer companies and more broadly within the technology industry. The details regarding these 2009 stock grants are provided in the Grants of Plan-Based Awards table.

Other Compensation

In addition to benefits generally available to all of its employees as described below, Emulex provides other compensation, including perquisites as described below to the Named Executive Officers. The Compensation Committee believes that this element of compensation is a factor in helping Emulex attract and retain the most qualified executives. Emulex provides this compensation to offer market-competitive compensation and to attract top executive talent.

Club Memberships:  Emulex reimburses the Named Executive Officers for the cost of certain club membership fees.

Life Insurance Premiums:  Emulex reimburses the Named Executive Officers for the cost of certain group term life insurance premiums, up to a maximum of $500,000 of coverage amount.

Out of Pocket Health Care Expenses:  Emulex reimburses the Named Executive Officers for the cost of certain out-of-pocket health care expenses, up to a maximum of $5,000 annually plus additional amounts to compensate for the tax effect of such reimbursements.

Entertainment and Sporting Event Tickets:  Emulex subscribes for season tickets and leases suites at certain venues for business-related entertainment. Tickets for individual events that remain unused by Emulex for business-related entertainment are periodically made available to Named Executive Officers and other employees for personal use. However, as such subscriptions and leases are made for entire seasons or annual periods rather than individually by event, there is no incremental cost to Emulex associated with periodically providing such tickets for personal use.

Other Benefits

The Named Executive Officers also participate in the same medical, dental, life insurance, disability coverage and other benefits that are provided to all of Emulex’s employees, as described below. In addition, Named Executive Officers (along with all other employees) are eligible to participate in Emulex’s Employee Stock Purchase Plan. The Employee Stock Purchase Plan allows Emulex’s employees to purchase shares of Emulex’s common stock through payroll deductions at 85% of the lower of the fair market value of the stock at the beginning or the end of each six-month offering period.

The Named Executive Officers are also entitled to participate in Emulex’s 401(k) plan, which Emulex maintains for the benefit of all of its employees in order to allow its employees to accumulate savings for retirement. Emulex matches dollar-for-dollar, up to a preset percentage of an employee’s base salary, for each employee that contributes to the Emulex 401(k) plan. In addition, Emulex may elect to make an additional contribution to its 401(k) plan each year based on its profitability during the year, subject to the maximum contributions and other rules prescribed by Federal law governing such plans. Emulex’s Named Executive Officers are eligible to participate in our 401(k) plan and receive employer contributions on the same basis as any other salaried employee. During fiscal 2009, Emulex elected to suspend employer contributions to its 401(k) plan for all eligible employees, including its executive officers.

Emulex also provides Paid Time Off (“PTO”) and other paid holidays to all of its employees, including the Named Executive Officers. Emulex’s PTO policy allows employees to receive a cash payment for a portion of their accrued but unused PTO and requires this cash payment with respect to any accrued and unused PTO in excess of the amount that is permitted to be carried-over to the next year. During fiscal 2009, Emulex reduced the PTO accrual rate by 50% and subsequently reinstated the accrual rate for fiscal 2010.

Emulex does not maintain any pension plans or supplemental executive retirement plans for the Named Executive Officers or for any of its other employees.

Compensation Committee

The Compensation Committee reviews the performance of the executive officers of Emulex, makes recommendations to the Board of Directors as to the compensation of the executive officers of Emulex and its subsidiaries, reviews the compensation programs for other key employees, including salary and cash bonus levels, reviews and approves certain employee benefit policies and programs, and reviews and makes recommendations to management with respect to executive recruitment. In addition, the Compensation Committee administers the Emulex Corporation Employee Stock Option Plan, the Emulex Corporation 2004 Employee Stock Incentive Plan, the Emulex Corporation 2005 Equity Incentive Plan, and certain other equity incentive plans under which Emulex may have outstanding awards as a result of prior acquisitions, including review and approval of grants of awards under these plans. The Compensation Committee also administers the Employee Stock Purchase Plan.

The Compensation Committee’s recommendations regarding executive officer compensation are primarily based upon an assessment of the executive officer’s performance and potential to enhance long-term stockholder value. The Committee does not rely on rigid quantitative guidelines or formulas in determining the recommended amount or mix of compensation elements for each executive officer. The Committee also considers the recommendations of the Chief Executive Officer and the other directors as to the compensation of the other executive officers. Key factors in evaluating executive compensation include:

•	the executive’s performance compared to the goals and objectives established for the executive at the beginning of the year;

•	the nature, scope and level of the executive’s responsibilities;

•	the executive’s contribution to Emulex’s financial results; and

•	the executive’s demonstration of job knowledge and skills.

In addition, the Compensation Committee considers corporate performance by looking at factors such as performance relative to competitors, performance relative to business conditions, and the success of Emulex in meeting its financial objectives. The Compensation Committee also considers the level and types of compensation paid to executive officers in similar positions at peer companies as previously identified, as these companies are most likely to compete with Emulex for the services of its executives.

The executive officer total compensation programs and opportunities will continue as provided currently until such time as the Compensation Committee determines in its discretion that revisions to our current plans or replacement plans are advisable. Such revisions may include changes in our compensation arrangements in the future, including the peers against which our committee measures executive compensation, changes in equity or other long-term incentives, and other changes as the committee may determine.

The members of the Compensation Committee are selected by our Board of Directors with consideration of their expertise in executive compensation and knowledge of technology industry compensation practices. As of the mailing date of the proxy statement, the Compensation Committee consists of two non-employee, independent members of the Board of Directors: Bruce C. Edwards (Chairman) and Don M. Lyle. Mr. Edwards became Chairman of the Compensation Committee in November 2008, replacing Mr. Lyle who had previously served as Chairman. Neither of the Compensation Committee members has any interlocking relationships as defined by the Securities and Exchange Commission. Each Compensation Committee member qualifies as an “outside” director under Section 162(m) of the Internal Revenue Code and as a “non-employee” director under Rule 16b-3 under the Securities Exchange Act of 1934. The Compensation Committee has available to it such external compensation advice and data as the Compensation Committee deems appropriate (and as described below for 2009).

During fiscal 2009, the Compensation Committee held four formal sessions to review our compensation programs and policies.

Compensation Consultant

The Compensation Committee engaged Grant Thornton LLP (“Grant Thornton”), an independent accounting, tax and compensation consulting firm, to assist the Compensation Committee from time to time on matters relating to executive compensation. Grant Thornton has been providing compensation consulting services to the Compensation Committee since 2006. Grant Thornton has advised the Compensation Committee on executive compensation benchmarking and compensation program design. Grant Thornton assisted Emulex in determining groups of peer or comparable companies and has performed compensation studies focused on executive officer and non-employee director compensation levels, mix of compensation components and competitive stock granting practices. In the most recent fiscal year, the compensation consultant assisted the Compensation Committee in compiling the groups of peer or comparable companies. The compensation consultant, however, did not make specific compensation recommendations with respect to executive officers or directors. The Compensation Committee has the right to retain and terminate its compensation consultant, to assign consulting engagements, and to review study findings independent of management. Grant Thornton currently does not provide any other services to Emulex.

Stock Ownership Guidelines

Emulex does not currently have any stock ownership guidelines for its executive officers. Prior to 2007, executive officers received only stock option grants and the majority of these stock options have exercise prices above Emulex’s current stock price. Only recently, the executive officers have begun to receive restricted stock awards but many of these awards are not currently vested. As a result, the Committee has decided not to implement stock ownership guidelines for its executive officers at this time. In September 2007, Emulex implemented stock ownership guidelines for the members of its Board of Directors. Those guidelines provide that directors should own, or acquire within three years after the later of first becoming a director or the initial adoption of the guidelines, shares of Emulex common stock, including shares of restricted stock, with a value of three times his or her annualized retainer (the quarterly retainer multiplied by four), excluding any out of pocket expenses reimbursed, and any additional retainers paid to committee chairs.

Accounting and Tax Considerations

In designing its executive compensation programs, Emulex considers the accounting and tax effects that each component of the program will or may have on Emulex and its executive officers.

Deductibility of Executive Compensation

For incentive-based compensation, the Compensation Committee considers the desirability to qualify for deductibility under Section 162(m) of the Internal Revenue Code, as amended. Section 162(m) provides that non-performance-based compensation in excess of $1 million paid to certain executive officers is not deductible by Emulex for tax purposes. The Compensation Committee balances the desirability to qualify for such deductibility with Emulex’s need to maintain flexibility in compensating executive officers in a manner designed to promote its corporate goals as described above. As a result, the Compensation Committee has not adopted a policy that all compensation must be deductible. The aggregate amount of compensation in fiscal 2009 of the named executive officers that will not qualify for Section 162(m) deductibility is expected to be approximately $1.2 million. The Compensation Committee also seeks to minimize the tax consequences as might arise under a potential change in control of Emulex by limiting the amount of compensation as may be paid to an executive in such a circumstance.

The existing Key Employee Retention Agreements (“KERAs”) do not provide for any gross-up payment related to potential 280G excise taxes.

Nonqualified Deferred Compensation

Emulex does not provide its executive officers with elective deferred compensation or nonqualified deferred compensation such as a Supplemental Executive Retirement Plan (“SERP”). However, Emulex does have certain benefits, such as severance and Change-in-Control payments that are subject to Section 409A. While the final regulations had not become effective as of the end of the fiscal year, Emulex believes it is operating in good faith compliance with the statutory provisions which were effective as of January 1, 2005.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee

BRUCE C. EDWARDS, Chairman
DON M. LYLE

Summary Compensation

The following table sets forth information concerning compensation for the fiscal years ended July 1, 2007, June 29, 2008, and June 28, 2009 of the current Principal Executive Officer, the current Chief Financial Officer and each of the three most highly compensated executive officers of Emulex as of June 28, 2009, whose salary and bonus compensation for the fiscal year ended June 28, 2009 was at least $100,000.

							Change in
							Pension Value
							and Non
							-Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation		Total
Name and Participant Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)	($)(9)		($)

James M. McCluney	2009	583,192	—	2,042,091	131,551	189,921	N/A	11,057	(4)	2,957,812
President and Chief	2008	565,248	—	2,288,927	293,508	364,471	N/A	31,273	(4)	3,543,427
Executive Officer	2007	512,442	—	1,251,514	825,102	514,185	N/A	26,501	(4)	3,129,744
Michael J. Rockenbach	2009	361,712	—	813,676	7,154	79,325	N/A	9,269	(5)	1,271,136
Executive V.P. and	2008	336,486	—	797,649	130,220	144,145	N/A	29,035	(5)	1,437,535
Chief Financial Officer	2007	320,343	—	430,874	409,992	207,227	N/A	21,615	(5)	1,390,051
Paul F. Folino	2009	601,269	—	786,940	32,818	195,782	N/A	15,104	(6)	1,631,823
Executive Chairman	2008	589,645	—	762,976	580,937	375,982	N/A	32,157	(6)	2,341,697
	2007	587,374	—	417,171	1,959,019	567,550	N/A	41,143	(6)	3,572,257
Jeffrey W. Benck	2009	411,248	—	915,861	—	104,308	N/A	18,318	(7)	1,449,734
Executive V.P. and Chief Operating Officer	2008	46,155	—	70,525	—	—	N/A	1,966	(7)	118,646
Marshall D. Lee	2009	323,157	—	781,803	11,363	59,177	N/A	7,497	(8)	1,182,997
Executive V.P.,	2008	304,660	—	797,649	122,277	108,663	N/A	28,734	(8)	1,361,983
Engineering	2007	287,091	—	430,874	290,647	156,964	N/A	27,779	(8)	1,193,355

(1)	This column reflects the dollar amount recognized for financial statement reporting purposes, excluding estimated forfeitures, during the 2009, 2008, and 2007 fiscal years, in accordance with SFAS No. 123R. For additional information on the valuation assumptions with respect to the applicable grants, refer to note 12 of Emulex’s consolidated financial statements in the Forms 10-K for the year ended June 28, 2009, as filed with the SEC. These amounts reflect Emulex’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive.

(2)	This column reflects the dollar amount recognized for financial statement reporting purposes, excluding estimated forfeitures, during the 2009, 2008, and 2007 fiscal years, in accordance with SFAS No. 123R. For additional information on the valuation assumptions with respect to the applicable grants, refer to note 12 of Emulex’s financial statements in the Form 10-K for the year ended June 28, 2009, as filed with the SEC. These amounts reflect Emulex’s accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive.

(3)	This column reflects performance-based cash bonuses paid pursuant to Emulex’s Executive Incentive Plan and may include amounts earned in a given fiscal year but not paid until the subsequent year.

(4)	The amount shown is the estimated value of perquisites and other personal benefits received in the 2009, 2008, and 2007 fiscal years, respectively, including an automobile allowance ($1,800 ,$10,800, and $10,510), tax and financial consulting ($0, $1,900, and $800), life insurance premiums ($1,290, $1,290 and $1,290), out of pocket health care expenses ($3,981, $6,860 and $5,393), special occasion gifts ($382, $1,223 and $1,923), and 401(k) matching contributions ($3,605, $9,200 and $6,585).

(5)	The amount shown is the estimated value of perquisites and other personal benefits received in the 2009, 2008, and 2007 fiscal years, respectively, including automobile allowance ($1,600, $9,600, and $9,600), tax and financial consulting ($866, $824, and $986), life insurance premiums ($450, $450, and $450), out of pocket health care expenses ($1,687, $7,811 and $381), special occasion gifts ($0, $1,022 and $1,095), and 401(k) matching contributions ($4,666, $9,328, and $9,103).

(6)	The amount shown is the estimated value of perquisites and other personal benefits received in the 2009 and 2008, and 2007 fiscal years, respectively, including an automobile allowance ($1,800, $10,800, and $10,800), tax and financial consulting ($0, $0, and $2,500), club memberships ($0, $0, and $6,382), life insurance premiums ($1,980, $1,980, and $1,980), out of pocket health care expenses ($8,527, $9,105, and $5,713), family members traveling along on business travel ($0, $0, and $2,595), special occasion gifts ($268, $1,072, and $2,173), and 401(k) matching contributions ($2,439, $9,200 and $9,000).

(7)	The amount shown is the estimated value of perquisites and other personal benefits received in the 2009 and 2008 fiscal years, respectively, including an automobile allowance ($1,600 and $1,316), tax and financial consulting ($1,180 and $0), club membership ($737 and $0), life insurance premiums ($300 and $35), out of pocket health care expenses ($3,778 and $0), and 401(k) matching contributions ($10,723 and $615).

(8)	The amount shown is the estimated value of perquisites and other personal benefits received in the 2009, 2008, and 2007 fiscal years, respectively, including an automobile allowance ($1,600, $9,600, and $9,600), tax and financial consulting ($0, $430, and $0) life insurance premiums ($690, $690, and $690), out of pocket health care expenses ($0, $7,402, and $4,767), family members traveling along on business travel ($0, $412, and $2,543), special occasion gifts ($129, $863, and $1,095), and 401(k) matching contributions ($5,078, $9,337 and $9,084). Mr. Lee’s last day of employment with Emulex was September 25, 2009.

(9)	Beginning September 1, 2008, automobile allowance and tax and financial consulting reimbursements were eliminated for Named Executive Officers.

Grants of Plan-Based Awards

The following table provides certain information concerning grants of options to purchase Emulex’s common stock and other plan-based awards made during the fiscal year ended June 28, 2009, to the persons named in the Summary Compensation Table.

Grants of Plan-Based Awards
In Fiscal 2009

								All Other	All Other
								Stock	Option		Grant
								Awards:	Awards:	Exercise	Date Fair
		Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	or Base	Value of
		Under Non-Equity Incentive			Under Equity Incentive			Shares	Securities	Price of	Stock and
		Plan Awards			Plan Awards			of Stock	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)	($)(1)	(#)	(#)	(#)	(#)(2)	(#)	($/Sh)	($)(3)

James M. McCluney	9/2/2008	166,060	527,175	N/A	N/A	N/A	N/A	100,000	50,000	13.34	1,570,259
Michael J. Rockenbach	9/2/2008	69,360	220,187	N/A	N/A	N/A	N/A	50,000	—	N/A	667,000
Paul F. Folino	9/2/2008	171,184	543,444	N/A	N/A	N/A	N/A	50,000	—	N/A	667,000
Jeffrey W. Benck	9/2/2008	91,204	289,535	N/A	N/A	N/A	N/A	—	—	N/A	—
Marshall D. Lee(4)	9/2/2008	51,740	164,260	N/A	N/A	N/A	N/A	45,000	—	N/A	600,300

(1)	There is not an established maximum payment set by Emulex.

(2)	This column shows the number of shares of restricted stock awards granted in fiscal 2009 to the Named Executive Officers. Such restricted stock awards vest in installments over a 3-year period. Unvested shares are subject to a right of repurchase at the original purchase price on behalf of Emulex in the event of the Named Executive Officer’s termination of service with Emulex.

(3)	Unvested restricted stock awards are granted to the Named Executive Officers without an exercise price. The grant date fair value equals the closing price of Emulex’s common stock on the grant date. Stock options are granted with an exercise price per share equal to the closing price of Emulex’s common stock on the grant date.

(4)	Mr. Lee’s last day of employment with Emulex was September 25, 2009.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning equity awards for each Named Executive Officer that remained outstanding as of June 28, 2009.

Outstanding Equity Awards at June 28, 2009

		# of	# of				Market
		Securities	Securities			# of	Value of
		of	of			Shares of	Shares of
	Option	Unexercised	Unexercised	Option	Option	Stock Not	Stock Not
	Grant	Options	Options	Exercise	Expiration	Vested	Vested
Name	Date	Exercisable	Unexercisable	Price	Date	(1)	(2)

James M. McCluney	11/17/2003	29,060	—	$19.41	7/28/2013	—	—
	11/17/2003	43,592	—	$9.53	5/18/2013	—	—
	11/17/2003	72,653	—	$10.93	1/22/2011	—	—
	11/17/2003	82,041	—	$8.13	5/21/2012	—	—
	11/18/2003	150,000	—	$26.65	11/17/2013	—	—
	8/19/2004	100,000	—	$10.01	8/18/2014	—	—
	8/25/2005	150,000	—	$20.65	8/24/2011	—	—
	9/5/2006	—	—	—	—	60,000	$636,000
	9/2/2007	—	—	—	—	105,000	$1,113,500
	9/2/2008	—	50,000	$13.34	9/1/2014	100,000	$1,060,000
Michael J. Rockenbach	8/18/1999	80,000	—	$14.09	8/17/2009	—	—
	8/16/2000	80,000	—	$36.75	8/15/2010	—	—
	12/4/2000	20,000	—	$62.84	12/3/2010	—	—
	4/6/2001	50,000	—	$17.00	4/5/2011	—	—
	9/17/2001	40,000	—	$12.69	9/16/2011	—	—
	11/21/2002	40,000	—	$25.41	11/20/2012	—	—
	8/20/2003	152,333	—	$24.00	8/19/2013	—	—
	8/19/2004	75,000	—	$10.01	8/18/2014	—	—
	8/25/2005	75,000	—	$20.65	8/24/2011	—	—
	8/23/2006	—	—	—	—	22,000	$233,200
	9/2/2007	—	—	—	—	38,500	$408,100
	9/2/2008	—	—	—	—	50,000	$530,000

		# of	# of				Market
		Securities	Securities			# of	Value of
		of	of			Shares of	Shares of
	Option	Unexercised	Unexercised	Option	Option	Stock Not	Stock Not
	Grant	Options	Options	Exercise	Expiration	Vested	Vested
Name	Date	Exercisable	Unexercisable	Price	Date	(1)	(2)

Paul F. Folino	8/18/1999	98,345	—	$14.09	8/17/2009	—	—
	8/17/2000	400,000	—	$43.47	8/16/2010	—	—
	11/21/2002	325,000	—	$25.41	11/20/2012	—	—
	8/20/2003	720,000	—	$24.00	8/19/2013	—	—
	8/19/2004	100,002	—	$10.01	8/18/2014	—	—
	8/25/2005	300,000	—	$20.65	8/24/2011	—	—
	9/5/2006	—	—	—	—	20,000	$212,000
	9/2/2007	—	—	—	—	35,000	$371,000
	9/2/2008	—	—	—	—	50,000	$530,000
Jeffrey W. Benck	6/2/2008	—	—	—	—	84,000	$890,400
Marshall D. Lee(3)	9/23/2002	50,000	—	$13.75	9/22/2012	—	—
	5/19/2004	15,000	—	$17.44	5/18/2014	—	—
	11/18/2004	50,000	—	$13.49	11/17/2014	—	—
	8/25/2005	75,000	—	$20.65	8/24/2011	—	—
	8/23/2006	—	—	—	—	22,000	$233,200
	9/2/2007	—	—	—	—	38,500	$408,100
	9/2/2008	—	—	—	—	45,000	$477,000

(1)	Assuming continued employment with Emulex, 30%, 30% and 40% of the unvested shares will vest on the first, second and third year anniversaries of the grant date, respectively. Includes awards of both shares of restricted stock and restricted stock units.

(2)	Market value of the non-incentive plan unvested stock is computed by multiplying the year-end closing market price of $10.60 by the number of shares held.

(3)	Mr. Lee’s last day of employment with Emulex was September 25, 2009.

Option Exercises and Stock Vested During Last Fiscal Year

The following table sets forth information concerning each exercise of stock options and vesting of stock awards during fiscal 2009 for each of the Named Executive Officers on an aggregated basis.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise(#)	Exercise($)	Vesting (#)	Vesting ($)

James M. McCluney	—	—	90,000	1,177,650
Michael J. Rockenbach	7,500	92,550	33,000	452,925
Paul F. Folino	—	—	30,000	392,550
Jeffrey W. Benck	—	—	36,000	373,680
Marshall D. Lee(1)	—	—	33,000	452,925

(1)	Mr. Lee’s last day of employment with Emulex was September 25, 2009.

Potential Payments Upon Termination or Change in Control

Emulex has executed key employee retention agreements with each of its Named Executive Officers and certain of its other officers and key employees. Each of these agreements was amended and restated effective January 16, 2009. Under the terms of these agreements, as amended, Emulex provides certain benefits and payments for its executive officers in the case of a separation from Emulex. These benefits are considered and approved as a part of Emulex’s total compensation program. Emulex enters into retention agreements with its key executive officers to minimize distraction and risk of departure of executives in the event of a potential change-in-control transaction, to align the potential severance benefits for senior executives with competitive practices and to ensure that the interests of these officers are aligned with the interests of the stockholders.

The amended key employee retention agreements for Messrs. Benck, Rockenbach and Lee provide that they are entitled to receive the following payments and benefits in the event of a termination of their employment by Emulex without cause, or by them for good reason (each as defined in the agreements) during the period beginning twelve months before and ending twenty-four months after the effective date of a change in control of Emulex:

•	a lump sum cash severance payment equal to twelve months of their base pay, inclusive of their target bonus level with respect to the fiscal year prior to their termination date;

•	continuation of their health insurance with all premiums paid by Emulex for one year following the termination of their employment; and

•	full vesting and acceleration of their stock options and other stock awards and the right to exercise stock options for a period of twelve months following their termination date.

Mr. Lee’s retention agreement terminated effective upon the termination of his employment on September 25, 2009 and in connection with that termination, Mr. Lee received the termination arrangement described below.

The agreements also provide these executives with reimbursement of up to $15,000 for outplacement services utilized within the first twelve months following termination of employment. If the severance payment and benefits received by any one of these executives would be considered an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, thereby subjecting the executive to a 20% penalty excise tax, then the severance payment and benefits will be reduced to the extent that a reduction would result in these executives receiving a greater after-tax amount.

The terms of the amended key employment retention agreements for Messrs. Folino and McCluney are substantially the same as described above, except that they provide for a lump sum cash severance payment equal to twenty-four months of their base pay, inclusive of their target bonus level with respect to the fiscal year prior to their termination date, and continuation of their health insurance with all premiums paid by Emulex for two years following the termination of their employment.

Marshall D. Lee’s, the Executive Vice President, Engineering of Emulex Design and Manufacturing Corporation (“EDM”), one of Emulex’s principal operating subsidiaries, last day of employment with Emulex was September 25, 2009. In connection with his departure, Mr. Lee entered into a termination and consulting agreement with EDM for a total maximum term of one year. Under this agreement, Mr. Lee would be retained as a consultant through September 24, 2010 on an as-needed basis in exchange for a $500 per month consulting fee. His consulting arrangement will automatically terminate if Mr. Lee becomes an employee or consultant of certain of Emulex’s competitors at any time before September 24, 2010. To the extent Mr. Lee remains a consultant through September 24, 2010, he will be entitled to continued vesting of Emulex restricted stock and stock options through September 24, 2010. Further, subject to the execution of a release and the expiration of a statutory revocation period, EDM has also agreed to (i) pay Mr. Lee a lump sum payment of $246,389.99, less applicable withholdings, (ii) pay for the cost of insurance coverage under COBRA through June 30, 2010, and (iii) pay for up to $25,000 of executive outplacement counseling.

Qualified Termination of Employment

The following table describes the potential payments upon an eligible termination without cause by the Company or by the executive officer because of good reason (as defined within the executive officer’s Key Employee Retention Agreement) in a change in control assuming termination as of June 28, 2009:

			Acceleration of
			Vesting of	Acceleration of
	Base		Restricted	Vesting of
	Salary	Bonus	Stock Awards	Options	Benefits	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)

James M. McCluney	1,171,500	1,054,350	2,809,000	—	38,666	5,073,516
Michael J. Rockenbach	366,978	220,187	1,171,300	—	31,297	1,789,762
Paul F. Folino	1,207,654	1,086,889	1,113,000	—	47,595	3,455,138
Jeffrey W. Benck	413,621	289,535	890,400	—	31,297	1,624,853
Marshall D. Lee(6)	328,520	164,260	1,118,300	—	26,833	1,637,913

(1)	Base salary is based on the annual salary for fiscal 2009 over the severance period (two years for Mr. McCluney and Mr. Folino, one year for the other executive officers).

(2)	Bonus is based on the target bonus level for fiscal 2009 as a percentage of base salary.

(3)	Calculated as the closing market price on June 28, 2009, multiplied by the number of shares of restricted stock awards subject to accelerated vesting if the termination of employment occurred on June 28, 2009.

(4)	The value per option is calculated as the excess of the closing market price on June 28, 2009 over the exercise price of the option. All options to purchase shares held by the Company’s directors and executive officers, other than James M. McCluney, were fully vested as of June 28, 2009. Mr. McCluney holds unvested options to purchase 50,000 Shares.

(5)	Benefits include medical or health premiums for the severance period and $15,000 each for reimbursement of outplacement services.

(6)	Mr. Lee’s last day of employment with Emulex was September 25, 2009 and a description of the actual termination arrangement with Mr. Lee is described in this section entitled “Potential Payments Upon Termination or Change in Control.”

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

Section 16 of the Exchange Act requires Emulex’s directors and executive officers and persons who own more than 10% of a registered class of Emulex’s equity securities to file various reports with the Securities and Exchange Commission and the New York Stock Exchange concerning their holdings of, and transactions in, securities of Emulex. Copies of these filings must be furnished to Emulex.

Based on a review of the copies of such forms furnished to Emulex and written representations from Emulex’s executive officers and directors, Emulex believes that during the 2009 fiscal year, none of the officers, directors and greater than 10% stockholders were delinquent in their applicable Section 16(a) filing requirements.

STOCKHOLDER PROPOSALS AND ADVANCE NOTICE PROCEDURES

Advance Notice Procedures

Under Emulex’s bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered advance notice to Emulex. To be timely in the case of an annual meeting, a stockholder’s notice must be delivered to or mailed and received at the Emulex’s principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely received must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public disclosure of the date of the annual meeting was first made. To be timely in the case of a special meeting, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the corporation not earlier than the close of business on the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the tenth day following the day on which public disclosure is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. The stockholder’s notice must set forth certain information concerning the proposed nominee and the stockholder giving notice, as set forth in the Bylaws.

Stockholder Proposals for 2010

Stockholders who wish to present proposals for action at the 2010 Annual Meeting may do so by following the procedures prescribed by SEC Rule 14a-8. To be eligible for inclusion in next year’s proxy statement and proxy card, stockholder proposals must be received by the Secretary of Emulex at the address of Emulex set forth on the first page of this proxy statement no later than June 9, 2010.

ANNUAL REPORT TO STOCKHOLDERS

The Annual Report to Stockholders of Emulex for the fiscal year ended June 28, 2009, including audited consolidated financial statements, has been mailed to the stockholders concurrently herewith, but such Report is not incorporated in this proxy statement and is not deemed to be a part of the proxy solicitation material.

OTHER MATTERS

The Management of Emulex does not know of any other matters which are to be presented for action at the Annual Meeting. Should any other matters come before the Annual Meeting or any adjournment thereof, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received with respect to such matters in accordance with their collective judgment.

ANNUAL REPORT ON FORM 10-K

A copy of Emulex’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (exclusive of Exhibits), will be furnished without charge to any person from whom the accompanying proxy is solicited upon written request to Investor Relations, Emulex Corporation, 3333 Susan Street, Costa Mesa, California 92626. A copy of our Annual Report on Form 10-K is also available on our website at www.emulex.com.

By Order of the Board of Directors

MICHAEL J. ROCKENBACH
Executive Vice President, Chief Financial Officer, Secretary and Treasurer

Costa Mesa, California
October 7, 2009

MELLON INVESTORS SERVICES, LLC
480 WASHINGTON BOULEVARD
JERSEY CITY, NJ 07310
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M17623-P84388	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

EMULEX CORPORATION			For	Withhold	For All
			All	All	Except
The Board of Directors recommends that you
vote FOR the following:
Vote on Directors			☐	☐	☐

1.	ELECTION OF DIRECTORS

Nominees:
	01) Fred B. Cox	05) Robert H. Goon
	02) Michael P. Downey	06) Don M. Lyle
	03) Bruce C. Edwards	07) James M. McCluney
	04) Paul F. Folino	08) Dean A. Yoost
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

2.	RATIFICATION OF SELECTION OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.	☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting, or any adjournment thereof, to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name of the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

Your Internet or telephone vote authorizes the named proxies to vote these shares in the same manner as if you marked, signed and returned your proxy card.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

M17624-P84388
EMULEX CORPORATION
3333 SUSAN STREET
COSTA MESA, CALIFORNIA 92626
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          The undersigned hereby appoints Fred B. Cox and Paul F. Folino as Proxies, each with the power to appoint his substitute, and hereby authorizes them or either of them to represent and to vote as designated on the reverse side, all the shares of common stock of Emulex Corporation held of record by the undersigned at the close of business on September 21, 2009, at the Annual Meeting of Shareholders to be held on November 19, 2009, or any adjournment thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF PROPOSALS 1 AND 2. IN ADDITION, THIS PROXY WILL BE VOTED AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING (OR ANY ADJOURNMENTS THEREOF) OR MAY OTHERWISE BE ALLOWED TO BE CONSIDERED AT THE MEETING.